Exhibit (h)(7)

AMENDMENT TO MASTER SUB-ADMINISTRATION SERVICES AGREEMENT

This Amendment to the Master Sub-Administration Services Agreement (the “Amendment”) is made as of April 8, 2016 by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Sub-Administrator”), and GE Asset Management Incorporated (the “Administrator”).

WHEREAS, the Sub-Administrator and the Administrator entered into a Master Sub-Administration Services Agreement dated as of July 31, 2013 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”); and

WHEREAS, the Sub-Administrator and the Administrator desire to amend the Agreement as more particularly set forth below;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendments.

Schedule B7 to the Agreement is hereby deleted in its entirety and replaced with Schedule B7 attached hereto.

2.	Miscellaneous.

(a)	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Signature Page follows.]

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gunjan Kedia
Name:	Gunjan Kedia
Title:	Executive Vice President

GE ASSET MANAGEMENT INCORPORATED

By:	/s/ Jeanne M. La Porta
Name:	Jeanne M. La Porta
Title:	Senior Vice President/Commercial Operations Leader

SCHEDULE B7

Stress Testing Services

1.1 Stress Testing Services. Sub-Administrator shall provide certain stress testing services (the “Stress Testing Services”), subject to the authorization and direction of the Administrator or a Fund, as the case may be, to assist each Fund that is a “money market fund” within the meaning of Rule 2a-7 under the Investment Company Act of 1940, as amended (“Rule 2a-7”) in such Fund’s compliance with the specific requirements of Rule 2a-7 (or in the case of S&S Money Market Fund, its observance of the requirement of Rule 2a-7) that a money market fund conduct based upon certain hypothetical events periodic stress testing of its ability to (i) minimize principal volatility for floating NAV funds or maintain a stable NAV for stable NAV funds and (ii) maintain at least 10% of its total assets in weekly liquid assets. Sub-Administrator will provide stress tests based on Sub-Administrator’s Standard Stress Testing Suite (described below). Testing will be performed daily, weekly, monthly or quarterly as Administrator desires and as set forth in the fee schedule. Sub-Administrator risk specialists will be available to assist Administrator and the Companies in interpreting stress test results.

1.1.1 Standard Stress Testing Suite Services. Sub-Administrator will stress test each Fund’s investment portfolio based on a minimum of the following pre-determined events that are part of its Standard Stress Testing Suite:

(a) Increases in the level of short-term interest rates. Sub-Administrator will test for increases in interest rates by assessing the impact of parallel shifts to the yield curve.

(b) Downgrades and defaults of portfolio securities. Securities downgrades typically occur when credit spreads are widening. Sub-Administrator will perform tests measuring the impact of credit spreads widening. In addition, Sub-Administrator will assume that individual securities in a Portfolio’s investment portfolio have defaulted.

(c) Comparative shifts in yields. Sub-Administrator will measure the impact of widening yields against various industry-standard benchmarks.

(d) Increase in shareholder redemptions. Sub-Administrator will perform each of the above tests in various combinations and in combination with various levels of an increase in shareholder redemptions.

Sub-Administrator may from time to time add additional tests to the Standard Stress Testing Suite and will provide the results of such tests as part of the Stress Testing Services provided to each Fund.

1.1.2 Stress Testing Reports. State Street will provide to the Fund stress testing reports at the agreed upon frequency in Excel or pdf format. Each report will include the dates the stress tests were performed and a list of assumptions made. In addition, the reports will display the impacted market value in relation to the amortized value for floating NAV funds or the impacted market value per share for stable NAV funds as well as the percentage of weekly liquid assets.

1.1.3 Stress Testing Frequency. Within five (5) days of written notice by the Companies to Sub-Administrator requesting increased frequency of the Stress Testing Services, Sub-Administrator shall for the period of time set forth in such notice provide the Stress Testing Services on a more frequent basis than the frequency initially requested. The Companies acknowledge that such greater frequency of testing shall be subject to an additional fee.

2.1	Responsibilities of the Parties.

2.1.1 The Stress Testing Services are reasonably designed to assist the Companies in meeting their Rule 2a-7 compliance requirements. Administrator acknowledges that each Company and/or its boards of directors shall be responsible for adopting appropriate stress testing procedures as required by Rule 2a-7 for the Company and for determining the appropriate intervals at which stress tests should be conducted. It shall be Administrator’s responsibility to assess the Company’s ability to withstand the events that are reasonably likely to occur within the following year. Administrator acknowledges that the Company shall be solely responsible for any decision made or action taken in reliance on the stress testing reports or other data or information included in the Stress Testing Services provided by Sub-Administrator.

2.1.2. Administrator acknowledges that it shall be the Company’s responsibility to retain the stress testing reports produced by Sub-Administrator for the periods prescribed by Rule 2a-7.

2.1.3 To the extent that Sub-Administrator is relying upon data provided by Administrator or a Company or third parties (“Data”) in providing the Stress Testing Services, the Stress Testing Services, including, but not limited to, the stress testing reports and the interpretation thereof, are provided “AS IS.” Sub-Administrator does not own the Data, has not developed the Data, does not control the Data, and has not, and will not make any inquiry into the accuracy of any Data. Without limiting the foregoing, Sub-Administrator will not be liable for any delays in the transmission of reports, portfolio holdings or transmission of Data or inaccuracies of, errors in or omission of, Data in connection with the provision of the Stress Testing Services in each case provided by Administrator, a Company or any other third party.

2.1.4 Administrator acknowledges and agrees that the Stress Testing Services do not constitute investment advice or recommendations of any kind and Sub-Administrator is not acting in a fiduciary capacity in providing the Stress Testing Services.

2.1.5 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, STATE STREET EXPRESSLY DISCLAIMS ANY AND ALL (I) WARRANTIES CONCERNING THE STRESS TESTING SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE (INCLUDING INVESTMENT DECISIONS), (II) WARRANTIES AS TO ANY RESULTS TO BE OBTAINED FROM ANY USE OF THE STRESS TESTING SERVICES OR INFORMATION DERIVED FROM THE STRESS TESTING SERVICES, AND (III) WARRANTIES THAT THE RESULTS OF THE STRESS TESTING REPORTS ARE IN ANY WAY GUIDANCE FOR A FUND, ITS ADVISER OR SUB-ADVISER TO DETERMINE THE SUITABILITY OR DESIRABILITY OF ANY INVESTMENT DECISION OR ANY INVESTMENT IN ANY PARTICULAR SECURITY OR SECURITIES IN GENERAL.

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